Your Internet Defender Inc. 8-K

Exhibit 10.01

Resignation of Lisa Grossman

June 30, 2014

Effective immediately, please consider this letter as my resignation as President and as a director of Your Internet Defender Inc. (the "Company"). My resignation is not a result of a disagreement with the Company or any matter relating to the Company's operations, policies or practices.

Other than a loan to me in the principal amount of $248,831.59, the Company is not in any way indebted or obligated to me for any termination pay, advances or otherwise.

Sincerely,

By:	/s/ Lisa Grossman
Name:	Lisa Grossman